EXHIBIT (D)(16)(B)

                           PREFERRED FIXED INCOME FUND

                           TERTIARY ADVISER AGREEMENT


     Tertiary Adviser Agreement executed as of November 1, 2002 between WESTERN ASSET MANAGEMENT COMPANY, a California corporation ("Subadviser"), and WESTERN ASSET MANAGEMENT COMPANY LIMITED, a United Kingdom corporation (the "Tertiary Adviser").

     WHEREAS, The Preferred Group of Mutual Funds, a Massachusetts business trust (the "Trust"), has entered into a Management Contract with Caterpillar Investment Management Ltd., a Delaware corporation (the "Manager"), concerning the provision of investment management and related services for the Trust's Preferred Fixed Income Fund series (the "Fund"); and

     WHEREAS, in accordance with the Management Contract, the Manager has entered into a Subadviser Agreement with the Subadviser whereby the Subadviser has agreed, among other things, to furnish continuously an investment program for the Fund; and

     WHEREAS, the Subadviser, as permitted under the Subadviser Agreement and in connection with the investment management services performed by it thereunder on behalf of the Fund, wishes to retain the services of the Tertiary Adviser, and the Tertiary Adviser is willing to furnish such services;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

     1.   SERVICES TO BE RENDERED BY TERTIARY ADVISER TO THE TRUST.

     (a) Subject always to the control of the trustees of the Trust (the "Trustees") and to the supervision of the Subadviser, the Tertiary Adviser, at its expense, (i) will furnish continuously an investment program for the Fund with respect to the Fund's non-U.S. dollar denominated investments, (ii) will make related investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments concerning the same and (iii) upon mutual agreement, will perform such other duties as may reasonably be delegated to the Tertiary Adviser by the Subadviser from time to time. In the performance of its duties, the Tertiary Adviser (i) will comply with the provisions of the Trust's Agreement and Declaration of Trust and By-laws, including any amendments thereto (upon receipt of such amendments by the Tertiary Adviser), and the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Tertiary Adviser upon filing with the Securities and Exchange Commission), (ii) will use its best efforts to safeguard and promote the


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welfare of the Fund, (iii) will comply with other policies which the Trustees, the Manager or the Subadviser, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Tertiary Adviser in writing, and (iv) shall exercise the same care and diligence expected of the Trustees. The Tertiary Adviser and the Subadviser shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund with respect to its non-U.S. dollar denominated investments and to consult with each other regarding the investment affairs of the Fund concerning the same.

     (b) The Tertiary Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund with respect to its non-U.S. dollar denominated investments, including oversight of the pricing of the Fund's investments managed by it and assistance in obtaining prices for portfolio securities (but excluding determination of net asset value, shareholder accounting services and fund accounting services).

     (c) In the selection of brokers, dealers or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Tertiary Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Tertiary Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine and communicate to the Tertiary Adviser in writing, the Tertiary Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Tertiary Adviser or any affiliated person of the Tertiary Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Tertiary Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Tertiary Adviser's overall responsibilities with respect to the Fund and to other clients of the Tertiary Adviser and any affiliated person of the Tertiary Adviser as to which the Tertiary Adviser or any affiliated person of the Tertiary Adviser exercises investment discretion. The Trust agrees that any entity or person associated with the Tertiary Adviser or any affiliated person of the Tertiary Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a)

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of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Rule
11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

     (d) The Tertiary Adviser shall not be obligated to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Tertiary Adviser pursuant to this Section 1.

     2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Tertiary Adviser, and in any person controlling, controlled by or under common control with the Tertiary Adviser, and that the Tertiary Adviser and any person controlling, controlled by or under common control with the Tertiary Adviser may have an interest in the Trust. It is also understood that the Tertiary Adviser and persons controlling, controlled by or under common control with the Tertiary Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

     3.   COMPENSATION TO BE PAID BY THE MANAGER TO THE TERTIARY ADVISER.

     The Subadviser will pay to the Tertiary Adviser as compensation for the Tertiary Adviser's services rendered, for the facilities furnished and for the expenses borne by the Tertiary Adviser pursuant to Section 1, a fee in accordance with Schedule A of this Agreement.

     4.   ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Subadviser Agreement dated as of November 1, 2002 between the Subadviser and the Manager, with respect to the Fund, shall have terminated for any reason, and the Subadviser shall provide notice of any such termination of the Subadviser Agreement to the Tertiary Adviser; and, to the extent required by the Investment Company Act of 1940, as amended (the "1940 Act"), this Agreement shall not be amended unless such amendment be approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager, Subadviser or Tertiary Adviser.

     5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:


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     (a) The Trust may at any time terminate this Agreement by written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser and the Tertiary Adviser, or

     (b) If (i) the Trustees or the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Manager, Subadviser or Tertiary Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Tertiary Adviser may continue to serve hereunder in a manner consistent with the 1940 Act, and the rules and regulations thereunder, or

     (c) The Subadviser may at any time terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Tertiary Adviser, and the Tertiary Adviser may at any time terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser.

     Action by the Trust under paragraph (a) above may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

     6.   CERTAIN INFORMATION.

     The Tertiary Adviser shall promptly notify the Subadviser in writing of the occurrence of any of the following events: (a) the Tertiary Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Tertiary Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Trust, (b) the Tertiary Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Tertiary Adviser or any parent of the Tertiary Adviser within the meaning of the 1940 Act or (d) there is a material adverse change in the business or financial position of the Tertiary Adviser.


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     7.   CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

     8.   NONLIABILITY OF TERTIARY ADVISER.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Tertiary Adviser, or reckless disregard of its obligations and duties hereunder, the Tertiary Adviser shall not be subject to any liability to the Manager, to the Subadviser, to the Trust, to the Fund, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

     9.   EXERCISE OF VOTING RIGHTS.

     Except with the agreement or on the specific instructions of the Trustees, the Manager or the Subadviser, the Tertiary Adviser shall exercise or procure the exercise of any voting right attaching to investments of the Fund.

     10.  NOTICES.

     All notices, requests and consents shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid, to the other party at such address as may be furnished in writing by such party.


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     IN WITNESS WHEREOF, WESTERN ASSET MANAGEMENT COMPANY and WESTERN ASSET
MANAGEMENT COMPANY LIMITED have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                       WESTERN ASSET MANAGEMENT COMPANY


                                       By: _______________________________
                                       Title:


                                       WESTERN ASSET MANAGEMENT COMPANY LIMITED


                                       By: _______________________________
                                       Title:


         The foregoing is accepted by:


                                       THE PREFERRED GROUP OF MUTUAL FUNDS


                                       By: __________________________
                                       Title:


                                       CATERPILLAR INVESTMENT MANAGEMENT LTD.


                                       By: __________________________
                                       Title:



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                                   SCHEDULE A


         1. For purposes of calculating the fee to be paid to the Tertiary Adviser under this Agreement:

                  "Fund Assets" shall mean the net assets of the portion of assets of the Fund managed by the Tertiary Adviser;

                  "Plan Assets" shall mean the net assets of the portion of assets managed by the Tertiary Adviser, excluding the Fund, (i) of any constituent fund of the Caterpillar Investment Management Ltd. Tax Exempt Group Trust, (ii) of any assets managed or advised by the Subadviser for which the Tertiary Adviser has been appointed tertiary adviser by the Subadviser, (iii) of Caterpillar Inc. or any of its subsidiaries or (iv) of any employee benefit plan sponsored by Caterpillar Inc. or any of its subsidiaries;

                  "Combined Assets" shall mean the sum of Fund Assets and Plan Assets; and

                  "Average Quarterly Net Assets" shall mean the average of the net asset value of the Fund Assets, Plan Assets or Combined Assets, as the case may be, as of the last business day of each month in the calendar quarter.

         2. The Tertiary Adviser fee shall be paid in arrears (within 10 days of receipt by the Subadviser of an invoice from the Tertiary Adviser) based upon the Average Quarterly Net Assets of the Combined Assets during the preceding calendar quarter. The fee payable for the calendar quarter shall be calculated by applying the annual rate, as set forth in the fee schedule below, to the Average Quarterly Net Assets of the Combined Assets, and dividing by four. The portion of the quarterly fee to be paid by the Subadviser shall be prorated based upon the Average Quarterly Net Assets of the Fund Assets as compared to the Average Quarterly Net Assets of the Combined Assets. For a calendar quarter in which this Agreement becomes effective or terminates, the portion of the Tertiary Adviser fee due hereunder shall be prorated on the basis of the number of days that the Agreement is in effect during the calendar quarter.

         3. The following fee schedule shall be used to calculate the fee to be paid to the Tertiary Adviser under this Agreement:

                          First         Over
                          $100         $100
                         Million      Million
                         -------      -------
                           .30%         .15%